EXHIBIT 23.1

CONSENT OF MONTGOMERY COSCIA GREILICH LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our audit report dated January 30, 2012, with respect to the consolidated balance sheets of OryonTechnologies, LLC, and subsidiaries (“Oryon”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in members’ equity (deficit) and cash flows for the two years then ended, which report appears in Oryon’s Form 8-K as amended, dated May 4, 2012.

/s/ MONTGOMERY COSCIA GREILICH LLP

Plano, Texas

August 20, 2012

Exhibit 23.1 - Page 1